Exhibit 2.4

Execution Version

DEED OF IRREVOCABLE UNDERTAKING

To:          DoorDash, Inc., 303 2nd Street, San Francisco, CA 94107

May 5, 2025

Dear Sir / Madam,

DoorDash, Inc. Offer for Deliveroo plc

We refer to the proposed transaction whereby DoorDash, Inc. (the “Offeror”) intends to acquire the entire issued and to be issued ordinary share capital of Deliveroo plc (the “Target”) to be effected substantially on the terms and conditions set out in the draft announcement proposed to be made under Rule 2.7 of the City Code on Takeovers and Mergers (the “Code”) (the “Announcement”), together with such additional terms and conditions as may be required to comply with the requirements of the Panel on Takeovers and Mergers (the “Panel”), any applicable law or regulation or as agreed between the Offeror and Target (the “Acquisition”).

The Acquisition is currently anticipated to be implemented by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006 (referred to in this undertaking as the “Scheme”, as further defined in paragraph 9).

This undertaking (which has been executed by us as a Deed) sets out the terms and conditions on which we will vote in favour of the Scheme (or accept the Offer when it is made, if the Acquisition is proceeding by way of an Offer).

1.	WARRANTIES

We represent and warrant to the Offeror that:

(a)
we are the registered holder and/or beneficial owner of (or we are otherwise able to control the exercise of all rights in respect of) the number of ordinary shares of 0.5 pence each in the capital of the Target shown under the heading “Target Shares” in Schedule 1 (“Target Shares” which expression shall be deemed to include any shares in the capital of the Target: (i) attributable to or derived from the Target Shares or into which the Target Shares may be converted, subdivided or consolidated as a result of any reorganisation of the share capital of the Target; and/or (ii) in which we acquire an interest);

(b)	we are able to transfer the Target Shares free of any lien, charge, option, equity or encumbrance;

(c)
we have no other interests in, nor are we able to control the exercise of voting rights attaching to, any shares or securities of the Target, other than as set out in Schedule 1, and references to interests shall have the meaning given in the Code;

(d)	save as set out in Schedule 1, we do not have any options, warrants, convertibles or other rights to subscribe for, purchase or otherwise acquire ordinary shares in the capital of Target; and

(e)
we have full power and authority to enter into and perform each of our obligations under this undertaking to vote in favour, or procure the voting in favour, of the Scheme (if the Acquisition is proceeding by way of Scheme) or accept, or procure the acceptance of, the Offer (if the Acquisition is proceeding by way of an Offer) in respect of the Target Shares.

2.	UNDERTAKINGS

2.1
We hereby irrevocably undertake to the Offeror that at all times before the Court Order sanctioning the Scheme is filed with the Registrar of Companies (if the Acquisition is proceeding by way of Scheme) or before the Offer becomes unconditional in all respects (if the Acquisition is proceeding by way of an Offer) or this undertaking lapses in accordance with paragraph 5 (whichever is earlier) (the “Term”), we:

(a)
shall not sell, transfer, charge, encumber, grant any option over or otherwise dispose of, or permit any of the foregoing in relation to, any Target Shares, other than pursuant to the Scheme or our acceptance of the Offer (as applicable);

(b)
shall not accept or give any undertaking in respect of any Target Shares in respect of any offer or other transaction made in competition with or which might otherwise frustrate the Acquisition, or vote any Target Shares in favour of any other scheme of arrangement nor exercise (nor procure the exercise of) the voting rights attached to the Target Shares for any resolution which would otherwise be reasonably expected to frustrate, impede or delay the Acquisition unless directed to vote against such resolution by the Offeror, in which case we shall vote against it;

(c)
other than pursuant to the Offer or Scheme (as applicable), shall not enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise, or solicit or encourage any person:

(i)	to do any of the acts referred to in paragraphs 2.1(a) to 2.1(b); or

(ii)	in relation to, or operating by reference to, the Target Shares,

which, in each case, would or might restrict or impede us from voting in favour of the Scheme or accepting the Offer (as applicable),

and, for the avoidance of doubt, references in this paragraph 2.1(c) to any agreement, arrangement or obligation includes any agreement, arrangement or obligation whether or not legally binding or subject to any condition or which is to take effect if the Offer becomes unconditional in all respects (if the Acquisition is proceeding by way of an Offer) or the Court Order sanctioning the Scheme is filed with the Registrar of Companies (if the Acquisition is proceeding by way of Scheme), or if this undertaking ceases to be binding or following any other event;

(d)
shall not acquire or otherwise deal in any shares or other securities of the Target or any interest therein (including any derivatives referenced to such securities) unless the Panel determines, and confirms to you, that, in respect of such acquisition or dealing, we are not acting in concert with you pursuant to Note 9 to the definition of “acting in concert” set out in the Code;

(e)
shall exercise (or procure the exercise of) the voting rights attached to the Target Shares on any resolution necessary for the implementation of the Scheme or the Offer if it were passed or rejected at a general, class or other meeting of Target shareholders only in accordance with the Offeror’s directions (including the requisition or joining in the requisition of any general or class meeting of Target);

(f)
we shall exercise (or procure the exercise of) all voting rights attaching to the Target Shares to vote in favour of all resolutions to approve the Scheme, or necessary for the implementation of the Scheme, proposed at any general or class meeting (“GM”) and Court convened meeting (“Court Meeting”) of the Target to be convened and held in connection with the Scheme, or at any adjournment of any such meeting;

(g)	we shall:

(i)
in respect of any Target Shares held in certificated form, return (or procure the return of) executed versions of the forms of proxy enclosed with the formal document setting out the terms and conditions of the Scheme (the “Scheme Document”) or otherwise sent to us, duly completed and voting in favour of the resolutions to approve the Scheme, or necessary for the implementation of the Scheme, in accordance with the instructions printed thereon so as to be received by Target’s registrars by no later than 3.00 p.m. on the tenth Business Day after the date of dispatch of the Scheme Document to Target shareholders (or, in respect of any Target Shares in which we acquire an interest after such time, by no later than the earlier of: (A) 3.00 p.m. on the fifth Business Day after becoming the registered and/or beneficial holder of such shares,) and (B) the final time for receipt of instructions by Target’s registrars as set out in the Scheme Document); and

(ii)
in respect of any Target Shares held in uncertificated form, instruct (or procure that our nominee, broker or custodian instructs) the CREST sponsor to duly complete and submit the CREST proxy instructions voting in favour of the resolutions to approve the Scheme, and any related matters, in accordance with the instructions set out in the Scheme Document by no later than 3.00 p.m. on the tenth Business Day after the date of dispatch of the Scheme Document to Target shareholders (or, in respect of any Target Shares in which we acquire an interest after such time, by no later than the earlier of: (A) 3.00 p.m. on the fifth Business Day after becoming the registered and/or beneficial holder of such shares and (B) the final time for receipt of instructions by Target’s registrars as set out in the Scheme Document); and

(h)
we shall not revoke the terms of any form of proxy or proxy instruction submitted in accordance with paragraph 2.1(g), either in writing or by attendance at any GM or Court Meeting (or any adjournment thereof) or otherwise.

2.2
We acknowledge that the Offeror shall have the right and may elect at any time (with the consent of the Panel and whether or not the Scheme Document has then been despatched) to implement the Acquisition by way of a takeover offer within the meaning of section 974 of the Companies Act 2006 (the “Offer”) (as further defined in paragraph 9), as opposed to by way of a Scheme. If such an Offer is made by Offeror, we undertake and warrant, during the Term, that any undertakings, agreements, warranties, appointments, consents and waivers in this undertaking shall apply mutatis mutandis to such Offer and, in particular, we undertake to accept, or procure the acceptance of, such Offer, in respect of the Target Shares. We further undertake, if so required by Offeror, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Offeror the full benefit of our undertakings so applying with respect to such Offer.

2.3	If the Acquisition is implemented by way of an Offer, we hereby irrevocably undertake that, during the Term:

(a)
we shall accept the Offer in respect of the Target Shares in accordance with the procedure for acceptance set out in the offer document sent to Target shareholders in connection with the Acquisition (the “Offer Document”) by no later than 3.00 p.m. on the tenth Business Day after the Offer Document is sent to the Target’s shareholders (or, in respect of any Target Shares in which we acquire an interest after such time, by no later than the earlier of: (i) 3.00 p.m. on the fifth Business Day after becoming the registered and/or beneficial holder of such shares and (ii) the final time for receipt of acceptances in respect of the Offer); and

(b)	although the terms of the Offer will confer a right of withdrawal on accepting shareholders, we shall not withdraw any acceptances of the Offer.

3.	DOCUMENTATION

3.1	We consent to:

(a)
the inclusion of references to us and details of this undertaking and our holdings of, interests in, rights to subscribe for and short positions in relevant securities of the Target being included in the Announcement, any offer document or scheme document published in connection with the Acquisition, any other announcement made, or document issued, by or on behalf of the Offeror in connection with the Acquisition  and any other related or ancillary document as required by the Code;

(b)	this undertaking being disclosed to the Panel; and

(c)
this undertaking being available for inspection as required by Rule 26.2 of the Code and any other applicable laws or regulations, including, without limitation, being made available on the Offeror’s and Target’s respective websites.

3.2
We shall give you all information and any assistance in relation to this undertaking as you may reasonably require for the preparation of the Scheme Document or Offer Document (including through the provision of all information required to be included in the Scheme Document or Offer Document concerning us by no later than close of business on the fifth Business Day before the publication date of such document), and all related and ancillary documents in order to comply with the requirements of the Code, the Financial Conduct Authority or the London Stock Exchange plc and any other legal or regulatory requirement or body, subject to you entering into confidentiality undertakings in a form reasonably acceptable to us, covering the period until the relevant information is required to be published to comply with the requirements of the Code, the Financial Conduct Authority or the London Stock Exchange plc and any other legal or regulatory requirement or body.

3.3
We acknowledge that we are obliged to make appropriate disclosure under Rule 2.10 of the Code promptly after becoming aware that we will not be able to comply with the terms of this undertaking or no longer intend to do so.

4.	SECRECY

4.1	Save as may be required by law or any competent regulatory body, we shall keep secret:

(a)	the possibility, terms and conditions of the Acquisition and the existence and terms of this undertaking, in each case until the Announcement is released; and

(b)	details of our discussions relating to the Acquisition (whether before or after the release of the Announcement);

provided that we may disclose the same to the board of the Target and its advisers, in which case we shall procure that they observe secrecy on the same terms. The obligations in this paragraph shall survive the termination or lapse of this undertaking.

4.2
We understand that the information you have given to us in relation to the Acquisition must be kept confidential until the Announcement is released or the information has otherwise become generally available. To the extent any of the information is inside information for the purposes of the Criminal Justice Act 1993 or the Market Abuse Regulation No 596/2014 (as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018), we will comply with the applicable restrictions in those enactments on dealing in securities and disclosing inside information.

5.	LAPSE OF UNDERTAKING

5.1	Save in respect of paragraphs 4 and 5.2, the provisions of this undertaking shall lapse if:

(a)	the Announcement is not released by 11.59 p.m. on 7 May 2025;

(b)
the Offeror announces, with the consent of the Panel and before the Scheme Document or Offer Document (as applicable) is published, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme or Offer to implement the Acquisition is announced in accordance with Rule 2.7 of the Code within 10 Business Days of such announcement;

(c)
the Scheme or Offer (as applicable) lapses or is withdrawn in accordance with its terms and no new, revised or replacement Scheme or Offer to implement the Acquisition has been announced in accordance with Rule 2.7 of the Code within 10 Business Days of such lapse or withdrawal;

(d)
if any competing offer for the issued and to be issued ordinary share capital of the Target is made, on the later of: (i) such competing offer being declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme); and (ii) the Deliveroo offer period coming to an end; or

(e)
a third party announces a firm intention to make an offer (whether made by way of an offer or a scheme of arrangement) to acquire the entire issued and to be issued ordinary share capital of the Target not already owned by such third party in accordance with the Code on terms which provides for an amount or value of consideration which is greater than the value of the consideration offered under the Acquisition as at 5 p.m. (London time) on the last dealing day prior to the date of such announcement (a “Competing Offer”) and the Offeror does not increase the consideration offered under the Acquisition to an amount which is greater than the value of consideration offered pursuant to the Competing Offer within 10 Business Days of the date of the announcement of such Competing Offer.

5.2	If this undertaking lapses, we shall have no claim against the Offeror. This undertaking shall not oblige the Offeror to release the Announcement.

6.	CONFIRMATION

We confirm by signing this undertaking that the Offeror’s financial adviser, J.P. Morgan Securities LLC, together with its affiliate J.P. Morgan Securities plc (“J.P. Morgan”), has clearly indicated to us that it is not acting for us and will not be responsible for providing the protections afforded to clients of J.P. Morgan or advising us on any matters relating to the Acquisition.

7.	POWER OF ATTORNEY

7.1
In order to secure the performance of our obligations under this undertaking, we irrevocably appoint, severally, each officer of the Offeror from time to time as our attorney on our behalf and in our name or that of the attorney:

(a)
if we fail to comply with any of our undertakings under paragraph 2, to do all things and to execute all deeds and other documents as may be necessary or desirable to ensure compliance with such undertakings or proposal, in respect of the Target Shares; and

(b)
to execute and deliver any indemnities for missing share certificates, notices, instructions, agreements, deeds or other documents (including amendments thereto) and to do all acts and things as may be necessary for the performance of our obligations under this undertaking.

7.2
We agree that this power of attorney is given by way of security and is irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until this undertaking lapses in accordance with paragraph 5. This power of attorney shall at any time take effect as if it had individually named the persons who are at that time the directors of the Offeror. Any action authorised under this power of attorney may be taken by an attorney acting alone. We undertake to ratify everything which an attorney, acting in accordance with the terms of this power of attorney, may do or purport to do.

8.	GENERAL

8.1
The covenants and undertakings contained in this undertaking and each part of them are entirely separate, severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

8.2
Any time, date or period mentioned in this undertaking may be extended by mutual agreement between us and the Offeror, but as regards any time, date or period originally fixed or as extended, time shall be of the essence.

8.3	The parties to this undertaking do not intend that any of its terms will be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person not a party to it.

8.4
In the case where the Target Shares are registered in the name of any other person, we shall procure that such person complies with the terms of this undertaking and we shall do all acts and things necessary to implement our obligations under this undertaking.

8.5
We acknowledge that, if we fail to comply with any of our undertakings under this undertaking or breach any of our other obligations under this undertaking, damages alone would not be an adequate remedy, and accordingly the Offeror shall be at liberty to seek the remedy of specific performance, injunction or any other form of equitable relief.

9.	INTERPRETATION

In this undertaking:

9.1
“Offer” means an offer made by or on behalf of the Offeror to acquire all the issued and to be issued ordinary share capital of a Target substantially on the terms of the Announcement or on such other terms as may be agreed between the Offeror and the Target or as may be required to comply with the requirements of the Panel, the Financial Conduct Authority or the London Stock Exchange;

9.2
any reference to the Offer includes any new, increased, renewed or revised offer made by or on behalf of the Offeror to acquire shares in the Target, provided that the terms of such offer are no less favourable to the Target’s shareholders than the terms set out in the Announcement;

9.3
“Scheme” means the proposed scheme of arrangement of the Target under Part 26 of the Companies Act 2006 (including any new, increased, renewed or revised scheme of arrangement) for the acquisition by Offeror of all the issued share capital of the Target not already owned by the Wider DoorDash Group; and

9.4	unless otherwise defined, terms bear the meanings given to them in the Announcement.

10.	GOVERNING LAW

10.1	This undertaking, and any non-contractual obligations arising out of or in relation to it or its formation, shall be governed by and construed in accordance with English law.

10.2
The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this undertaking (including a dispute, claim or controversy relating to any non-contractual obligations arising out of or in connection with this undertaking) and we irrevocably submit to the exclusive jurisdiction of the English courts for all purposes in connection with this undertaking.

Yours faithfully

Execution Version

IN WITNESS whereof we have executed this letter as a Deed on May 5, 2025.

EXECUTED and delivered as a DEED by GREENOAKS CAPITAL OPPORTUNITIES FUND, L.P.

Acting by an authorized signatory:

[***]
Signature of authorized signatory

[***]
Name of authorized signatory (print)

[Deliveroo – Signature Page to Shareholder Irrevocable Undertaking]

SCHEDULE 1

1.	TARGET SHARES

Name and address of registered holder	Name and address of beneficial holder	No. of Target Shares
Greenoaks Capital Opportunities Fund, L.P. of c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, Cayman Islands KY1-1111	Greenoaks Capital Opportunities Fund, L.P. of c/o Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, George Town, Grand Cayman, Cayman Islands KY1-1111	52,645,465

2.	OTHER INTERESTS IN SHARES AND SECURITIES OF TARGET

Name and address of holder of interest	Nature of interest	No. and class of share in the capital of Target

2